Exhibit 99c1


                   FIRST AMENDMENT TO TRUST AGREEMENT BETWEEN
                      FIDELITY MANAGEMENT TRUST COMPANY AND
                              FORTUNE BRANDS, INC.

         THIS FIRST AMENDMENT, dated as of the first day of April, 2001, by and between Fidelity Management Trust Company (the "Trustee") and Fortune Brands, Inc. (the "Sponsor");

                                   WITNESSETH:

         WHEREAS, the Trustee and Sponsor heretofore entered into a Master Trust Agreement dated October 1, 1999, with regard to the Fortune Brands Retirement Savings Plan and the Fortune Brands Hourly Employee Retirement Savings Plan and such other qualified defined contribution plans that Fortune Brands, Inc. or its other affiliates and subsidiaries may maintain in the future (collectively and individually, the "Plan"); and

         WHEREAS, the Sponsor has directed the Trustee to accept and hold the assets of the Future Brands LLC Retirement Savings Plan, effective April 1, 2001, in accordance with the terms of this Agreement; and

         WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 18 thereof;

         NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1) Adding a second WHEREAS clause, after the first WHEREAS clause, as follows:

         WHEREAS, Future Brands LLC is the Sponsor of the Future Brands LLC Retirement Savings Plan; and

(2)      Amending Section 1 as follows:

             (o)  "Plan" shall mean the Fortune Brands Retirement Savings Plan, the Fortune Brands Hourly Employee Retirement Savings Plan, the Future Brands LLC Retirement Savings Plan and such other tax-qualified defined contribution plans which are maintained by Fortune or any of its subsidiaries or affiliates that elect to participate in the Trust established hereunder for the benefit of their eligible employees and which are designated by Fortune in writing to the Trustee as a Plan hereunder, such writing to be in the form of the Plan Designation Form provided by the Trustee and signed by Fortune. Each reference to "a Plan" or "the Plan" in this Agreement shall mean and include the Plan or Plans to which the particular provision of this Agreement is being applied or all Plans, as the context may require.


(3) Adding a new section to the "money classifications" section of the Schedule of Administrative Services as follows:

                  * Maintenance of the following money classifications for the Future Brands LLC Retirement Savings Plan:


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                    -        Pre-Tax
                    -        Profit Sharing (Future Brands)
                    -        Rollover
                    -        Grandfathered Withdrawal
                    -        Grandfathered After-Tax

(4) Adding Schedule "F" as attached for the Future Brands LLC Retirement Savings Plan.


         IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this First Amendment to be executed by their duly authorized officers effective as of the day and year first above written.


Fortune Brands, Inc.                   FIDELITY MANAGEMENT TRUST COMPANY



By:                                    By:
   ---------------------------            ------------------------------------
                          Date             Vice President                Date









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


                         [Chadbourne & Parke Letterhead]







                                  April 2, 2001







Ms. Jennifer Breslouf
Fidelity Investments Institutional
 Operations Company, Inc.
300 Puritan Way - MM3H
Marlborough, MA  01752

              Re:  Future Brands LLC Retirement Savings Plan
                   ------------------------------------------

Dear Ms. Breslouf:

              In accordance with your request, this letter sets forth our opinion with respect to the qualified status under section 401(a) of the Internal Revenue Code of 1986 (including amendments made by the Employee Retirement Income Security Act of 1974, as amended (the "Code") of the Future Brands LLC Retirement Savings Plan (the "Plan").

              The material facts regarding the Plan as we understand them are as follows. The Plan has been adopted effective as of April 1, 2001 as an amendment and continuation of the Fortune Brands, Inc. Retirement Savings Plan for the eligible employees of Future Brands LLC. The Plan has not been amended nor has it yet been submitted to the Internal Revenue Service for a favorable determination letter as to the Plan's qualified status under section 401(a) of the Code.

              Future Brands LLC (the "Company") has informed us that it intends to submit the Plan to the Cincinnati District Director of the Internal Revenue Service and to request from him a favorable determination letter as to the Plan's qualified status under section 401(a) of the Code. The Company may have to make some modifications to the Plan at the request of the Internal Revenue Service in order to obtain this favorable determination letter, but we do not expect any of these modifications to be material and the Company has informed us that it will make these modifications.

              Based on the foregoing statements of the Company and our review of the provisions of the Plan, it is our opinion that the Internal Revenue Service will issue a favorable determination letter as to the qualified status of the Plan, as modified at the request of the Internal




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


Revenue Service, under section 40l(a) of the Code, subject to the customary condition that continued qualification of the Plan, as modified, will depend on its effect in operation.

              Furthermore, in that the assets are in part invested in Common Stock issued by an affiliate of the Company, it is our opinion that the Plan is an "eligible individual account plan" (as defined under Section 407(d)(3) of the Employee Retirement Income Security Act of 1974, as amended) and that the shares of Common Stock of Fortune Brands, Inc. held and to be purchased under the Plan are "qualifying employer securities" (as defined under Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, as amended). Finally, it is our opinion that interests in the Plan are required to be registered under the Securities Act of 1933, as amended, and that such interests are effectively registered under said Act.

                                                   Very truly yours,



                                                   Chadbourne & Parke LLP













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